Prospectus Supplement filed under Rule 424(b)(3)
                                         Registration No. 333-07899

                       Prospectus Supplement

The Prospectus dated August 13, 1996, relating to the offer for resale of up to $200,650,000 aggregate principal amount of the Continental Airlines, Inc. 6-3/4% Convertible Subordinated Notes due April 15, 2006 is hereby supplemented as follows:

1) "NatWest Markets" is added to the table of Selling Holders on page 39 with a Principal Amount of Registered Notes owned as of September 16, 1997 of $2,250,000.

2)  The Principal Amount of Registered Notes owned by Merrill
    Lynch, Pierce, Fenner & Smith Incorporated is $7,027,000 as of September 16, 1997.

3)  The Principal Amount of Registered Notes owned by Credit
    Suisse First Boston Corporation is $60,000 as of August 12,
    1997.


   The date of this Prospectus Supplement is October 3, 1997.